Exhibit 23.2

               CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of MainStreet BankGroup Incorporated on Form S-8
(File No. 333-_____) of our report dated January 17, 1997, on our audits of the consolidated financial statements of MainStreet
BankGroup Incorporated as of December 31, 1996 and 1995, and for each of the years in the two year period ended December 31, 1996, and on our audit of the combination of the 1994 consolidated financial statements, appearing in the 1996 Annual Report on Form 10-K of Mainstreet BankGroup Incorporated filed with the Secrutities and Exchange
Commission pursuant to the Securities Act of 1934.


/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

Raleigh, North Carolina
July 15, 1997